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Exhibit 3.1
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Certificate of Incorporation of New South Bancshares, Inc.

                         CERTIFICATE OF INCORPORATION

                          NEW SOUTH BANCSHARES, INC.

     FIRST:  The name of the corporation is NEW SOUTH BANCSHARES, INC.

     SECOND: The address of the registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the corporation at that address is The Corporation Trust Co.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The total number of shares of stock which the corporation is authorized to issue is one million five hundred thousand (1,500,000) shares of common stock having a par value of one dollar ($1.00) per share.

     FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by written ballot unless required by the bylaws of the corporation.

     SIXTH: The Corporation reserves the right to alter, amend, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     EIGHTH: The initial Board of Directors shall consist of William T. Ratliff, Jr., William Ratliff, III, and J. K. V. Ratliff.

     NINTH: The incorporator is Jacob A. Lutz, III, whose mailing address is 1111 E. Main Street, 23rd Floor, Richmond, Virginia 23219.

     I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are
true, and, accordingly, have hereto set my hand and seal this   19th   day of
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October  , 1994.
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                                    /s/ Jacob A. Lutz, III
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                                    Jacob A. Lutz, III

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